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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant


         Name                                                     Jurisdiction
         ----                                                     ------------

Galveston Bay Pipeline Company                                    Delaware


Galveston Bay Processing Corporation                              Delaware


PetroAmerican Offshore, Inc.                                      Delaware


PetroAmerican Services Corporation                                Delaware


TransTexas Drilling Services, Inc.                                Delaware


TransTexas Exploration Corporation                                Delaware


TransTexas Gas Corporation - Liberia                              Liberia


TransTexas Energia de Mexico, S.A. de C.V.                        Mexico